EXECUTION VERSION

Exhibit 10.1

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of August, 2017, by and among BioAmber Inc., a corporation organized under the laws of Delaware (“Buyer”), Mitsui & Co., Ltd., a corporation organized under the laws of Japan (“Seller”), and BioAmber Sarnia Inc., a corporation organized under the laws of Canada (the “Company”).

WHEREAS Seller owns 6,610,000 Class A shares of the Company (collectively, the “Shares”);

WHEREAS Seller desires to sell the Shares to Buyer on the terms and conditions set forth herein;

WHEREAS Buyer desires to purchase the Shares from Seller on the terms and conditions set forth herein;

WHEREAS Buyer and Seller are parties to that certain Second Amended and Restated Joint Venture Agreement dated February 15, 2016 entered into among Buyer, Seller, BioAmber International S.à r.l. and the Company (the “JVA”);

NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING PREMISES, THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS HEREINAFTER SET FORTH, AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	DEFINITION
1.1.	In this Agreement and in all ancillary documents relating hereto or referring to same, unless the context otherwise implies, the following terms and expressions mean:
1.1.1.

“Agreement” means this Share Purchase Agreement made by and among the parties hereto including, for certainty, the recitals hereof, as the same may be amended from time to time; the expressions “hereof”, “hereto” and “hereunder” and similar expressions mean and refer to this Agreement and not to any particular portion of it; “Article” and “Section” mean and refer to the specified article or section, respectively, of this Agreement.

1.1.2.

“Applicable Law” means, with respect to any Person, any Canadian (whether federal, territorial, provincial, local, regional or municipal) or foreign statute, code, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement, all as in effect as of the Closing, of any Governmental Authority applicable to such Person or any of its properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

1.1.3.	“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario, Canada are authorized or required by law to close.
1.1.4.

“Comerica Pledge” means that certain Pledge and Assignment Agreement dated May 12th, 2015 between Seller and Comerica Bank as agent, pursuant to which Seller pledged the Shares to and in favour of Comerica Bank.

1.1.5.

“FSIA” means that certain Financial Support Implementing Agreement dated May 25, 2015 among Seller, Buyer and BioAmber International S.à r.l., pursuant to which the parties agreed to address their obligations under certain guarantees given to Comerica Bank, as agent.

1.1.6.

“Governmental Authority” means any Canadian (whether provincial, territorial, regional, local or municipal) or foreign government, governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

1.1.7.

“Indemnifying Party” means: (a) with respect to any Buyer Indemnitee asserting a claim under Section 8.1.1, Seller; and (b) with respect to any Seller Indemnitee asserting a claim under Section 8.1.2, Buyer.

1.1.8.

“Indemnitee” means (i) the Buyer Indemnitees with respect to any claim for which Seller is an Indemnifying Party; and (ii) Seller Indemnitees with respect to claims for which Buyer is an Indemnifying Party.

1.1.9.

“Lien” means, with respect to any asset, any hypothec, mortgage, assignment, trust or deemed trust (whether contractual, statutory or otherwise arising), title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, Encumbrance or charge of any kind in respect of such asset.

1.1.10.

“Losses” means all losses, damages, costs, expenses, liabilities, judgments, awards, fines, penalties, assessments, charges and amounts paid in settlement (net of insurance proceeds actually received), including (i) interest on cash disbursements in respect of any of the foregoing at the Reference Rate in effect from time to time, compounded quarterly, from the date each such cash disbursement is made until the Person incurring such disbursement shall have been indemnified in respect thereof and (ii) reasonable costs, fees and expenses of attorneys, accountants and other agents of, or other Persons retained by, such Person.

1.1.11.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, trust, estate or other entity or organization, including a Governmental Authority.

1.1.12.

“Reference Rate” on any day means the per annum rate of interest that Royal Bank of Canada has established as its head office in Toronto as a reference rate of interest that it will charge on that day for loans in Canadian dollars to Canadian corporate customers and which it refers to as its prime rate.

1.2.	Index of Other Defined Terms In addition to these terms defined above the following terms shall have the respective meanings given thereto in the sections indicated below:

DEFINED TERM	SECTION

Agreement Buyer	Preamble Preamble

Buyer Indemnitees	8.1.1

Closing	2.4

Closing Date	2.4

Company	Preamble

JVA	Recitals

Proceedings	3.1.4

Purchase Price	2.2

Seller	Preamble

Seller Indemnitees	8.1.2

Share Encumbrances	3.1.1.1

Shares	Recitals

1.3.	Currency Used. All references herein to dollars or the use of the symbol “$” shall be deemed to refer to Canadian dollars.
2.	PURCHASE AND SALE
2.1.

Purchase of Shares.  On the terms and subject to the conditions set forth herein, at the Closing Seller shall, transfer, convey, assign and deliver to Buyer, free and clear of all Share Encumbrances, subject only to the Comerica Pledge, and Buyer shall purchase, acquire and accept from Seller all of the Shares owned by Seller.  The parties hereto hereby waive the requirement pursuant to Section 13.2 of the JVA that the Seller deliver the certificates representing the Shares being transferred to the Buyer at the Closing Date; however, the Seller hereby undertakes to collaborate with the Buyer and execute any documents as may be necessary or appropriate in order to endorse and cancel the share certificates representing the Shares being transferred to the Buyer following the Closing.

2.2.

Consideration for Shares.  The purchase price to be paid by Buyer for the Shares (the “Purchase Price”) shall be One Dollar ($1).  In addition, in consideration of the Shares, Buyer shall (A), concurrently with the Closing, execute and deliver, and cause the

Company to execute and deliver, to Seller (i) an Indemnity Agreement in respect of certain indemnification obligations of Buyer and the Company to Seller, and (ii) a U.S. law governed Security Agreement in order to secure the payment and performance of such indemnity obligations, and (B), as promptly as practicable after the Closing, execute and deliver, and cause the Company to execute and deliver, to Seller, a Canadian law governed Security Agreement in order to provide additional security for the payment and performance of such indemnity obligations, in each case in form and substance reasonably acceptable to Seller.

2.3.	Payment of Purchase Price. The Purchase Price shall be paid by the Buyer to the Seller concurrently with the execution of this Agreement, by wire transfer to the bank account below:

Receiver name         : MITSUI & CO.(CANADA) LTD.

Bank Name            : TD Canada Trust

Address  : Toronto Dominion Tower Branch

                           700 Georgia Street West, Pacific Centre

                           Vancouver, B.C. V7Y 1A2 CANADA

Bank Institution No: 004

SWIFT Code: TDOMCATTTOR

Transit No. (Branch No.)  : 94000

Canadian Dollar A/C No  : 5210404

2.4.

Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place on the 1st day of August, 2017 (the “Closing Date”).  The parties agree that the closing of the transactions contemplated herein constitutes the conclusion of the right of first offer process set out in Section 11.1 of the JVA triggered by Seller’s Offer Notice, dated May 8, 2017.

2.5.	Company’s Books. At the Closing, Company shall enter Buyer on the books of the Company as the holder of the Shares and to issue one or more share certificates representing the Shares to Buyer.
3.	REPRESENTATIONS AND WARRANTIES OF SELLER
3.1.	As an inducement to Buyer to enter into this Agreement and to the transactions contemplated therein, Seller represents and warrants to Buyer as follows:
3.1.1.	Representations Regarding the Shares
3.1.1.1.

Subject only to the Comerica Pledge, Seller has good and marketable title to the Shares free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, rights of first refusal, options, Liens and adverse claims or rights whatsoever (collectively, the “Share Encumbrances”), and Seller has, and on Closing Buyer shall acquire, good and marketable title to the Shares free and clear of any and all Share Encumbrances. subject only to the Comerica Pledge;

3.1.1.2.

Subject only to the Comerica Pledge, Seller has the full right, power and authority to enter into this Agreement and to sell, transfer, convey, assign and deliver to Buyer the Shares to be sold, transferred, conveyed, assigned and delivered to Buyer by Seller hereunder, free and clear of any and all Share Encumbrances; and

3.1.1.3.

Seller is not a party to, subject to or bound by any agreement, judgment, order, writ, prohibition, injunction or decree of any court or other Governmental Authority that would prevent the execution or delivery to Buyer of this Agreement by Seller, the sale, transfer, conveyance, assignment and delivery of the Shares to be sold, transferred, conveyed, assigned and delivered by Seller to Buyer pursuant to the terms hereof, or the consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement.

3.1.2.

Authorization.  The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby are within Seller’s powers and have been duly authorized by all necessary action on Seller’s part.  This Agreement has been duly and validly executed by Seller and constitutes the legal, valid and binding agreement of Seller enforceable against Seller in accordance with its terms.

3.1.3.

Non-Contravention.  The execution, delivery and performance of this Agreement by Seller, and the consummation by Seller of the transactions contemplated hereby, do not and will not contravene or conflict with or constitute a material violation of any provision of any Applicable Law binding upon or applicable to Seller or the Shares.

3.1.4.

Litigation.  There are no actions, claims, suits, hearings, arbitrations, audits, charges, orders (draft or otherwise), judgments, injunctions, decrees, awards, writs, proceedings (public or private), prosecutions, statements of offence, complaints or investigations that have been presented to or brought by or against any Governmental Authority or any other Person (collectively, the “Proceedings”), pending or, to the knowledge of Seller, threatened, against or affecting the Shares, to be transferred, conveyed, assigned and delivered by Seller or that seek to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

3.1.5.

Required Consents.  There is not any (i) governmental or other registration, filing, application, notice, transfer, consent, approval, order, qualification or waiver required under Applicable Law or otherwise required to be obtained or made with any Governmental Authority to be obtained by Seller by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or (ii) Contract with respect to which the consent of the other party or parties thereto must be obtained by Seller by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.1.6.	Advisory Fees. There is no investment banker, broker, finder or other intermediary, or advisor that has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee, commission or reimbursement of expenses from the Company or Buyer upon consummation of the transactions contemplated by this Agreement.
4.	REPRESENTATIONS AND WARRANTIES OF BUYER
4.1.	As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Buyer hereby represents and warrants to Seller as follows:
4.1.1.

Organization and Existence.  Buyer is a corporation duly incorporated, organized and validly existing under the laws of Delaware and has all corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

4.1.2.

Corporate Authorization.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been duly and validly executed by Buyer and constitutes the legal, valid and binding agreement of Buyer, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights.

4.1.3.

Non-Contravention.  The execution, delivery and performance of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereby, do not and will not (a) contravene or conflict with the articles of incorporation or by-laws of Buyer, (b) contravene or constitute a default under any material agreement to which Buyer is a party, or (c) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to the Buyer.

4.1.4.

Advisory Fees. There is no investment banker, broker, finder or other intermediary, or advisor that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee, commission or reimbursement of expenses from the Company or Seller upon consummation of the transactions contemplated by this Agreement.

4.1.5.

Litigation.  There is no Proceeding pending or, to the knowledge of Buyer, threatened, against or affecting Buyer before any Governmental Authority that challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

4.1.6.

Company Obligations.  Company has paid all amounts owing to employees of Company which are due and payable.  Company has paid all taxes owing to any Government Authority which are due and payable.  Company has made full and adequate provision in the books and records of Company, including the financial statements of Company, for all wages and taxes which are not yet due and payable but which relate to periods ending on or before the Closing Date.  Company has withheld and collected all amounts required by Applicable Law to be withheld or collected by it on account of taxes and has remitted such amounts to the appropriate Government Authority within the time presented under any Applicable Law.
5.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES
5.1.

Survival of Representations and Warranties.  The representations and warranties of the parties hereto contained in this Agreement or in any certificate delivered pursuant hereto shall survive the Closing and for a period of two (2) years following the Closing Date.

5.2.

Non-waiver.  No investigations made by or on behalf of Buyer at any time shall waive, diminish the scope of or otherwise affect any representation or warranty made by any party hereto in favour of Buyer.

6.	TERMINATION OF JVA
6.1.

Termination of the JVA. Pursuant to Section 20.1 of the JVA, the JVA shall terminate upon the Closing provided however that, pursuant to Section 20.2 of the JVA, the parties thereto shall continue to be bound, as applicable, by the provisions of its Sections 8.2.13, 15, 17.1, 17.4, 20, 21, 22 and 23.

7.	COVENANTS OF ALL PARTIES
7.1.

Resignation of Seller’s Nominee Directors.  Seller shall deliver to Buyer and Company the resignations and releases of the directors nominated by Seller pursuant to Section 8.2.2 of the JVA.  Upon receipt, Company shall enter such resignations on the books of the Company and shall file notice of such resignations with the proper Government Authorities.  Buyer and Company shall deliver to Seller releases of such directors.

7.2.

Releases.  Seller shall deliver to Buyer and Company and Buyer and Company shall deliver to Seller full and final releases of all obligations and liabilities, except as provided for in this Agreement, substantially in the form attached hereto at Schedule “A”.

7.3.

Company Obligations.  Buyer agrees to cause Company, and Company agrees to make such payments after Closing for obligations arising on or before Closing including, but not limited to, obligations arising in respect of wages and taxes.

7.4.

Further Assurances.  Each party hereto agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

8.	INDEMNIFICATION
8.1.	Agreement to Indemnify.
8.1.1.

Seller shall indemnify and hold harmless Buyer and each officer, director, shareholder, employee, representative and agent of Buyer (collectively, the “Buyer Indemnitees”) in respect of and shall pay to any Buyer Indemnitee the amount of, Losses incurred by such Buyer Indemnitee arising directly or indirectly from or in connection with any incorrectness in or breach of any representation or warranty made in this Agreement by Seller or any failure by Seller to observe or perform any of their covenants or obligations contained in this Agreement.

8.1.2.

Buyer shall indemnify and hold harmless Seller and each officer, director, shareholder, employee, representative and agent of Seller (collectively, the “Seller Indemnitees”) in respect of and shall pay to Seller Indemnitees the amount of Losses incurred by them arising directly or indirectly from or in connection with any incorrectness in or breach of any representation or warranty made in this Agreement by Buyer or any failure to Buyer to observe or perform any of its covenants or obligations contained in this Agreement.

8.2.

Claims for Indemnification.  If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to this Article 8 in respect of any Losses, such Indemnitee shall give the appropriate Indemnifying Party prompt notice thereof.  Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification.  The failure of such Indemnitee to give notice of any claim for indemnification promptly shall not adversely affect such Indemnitee’s right to indemnity hereunder except to the extent that such failure materially and adversely affects the right of the Indemnifying Party to assert any reasonable defense to such claim.  The Indemnifying Party shall have twenty (20) Business Days following its receipt of such notice either (i) to acquiesce in such claim by giving such Indemnitee notice of such acquiescence or (ii) to object to the claim by giving such Indemnitee notice of the objection.  If the Indemnifying Party does not object thereto within such twenty (20)-Business Day period, such Indemnitee shall be entitled to be indemnified for all Losses reasonably and proximately suffered or incurred by such Indemnitee in respect of such claim.  If the Indemnifying Party objects to such claim in a timely manner, and such Indemnitee and the Indemnifying Party are unable to resolve their dispute within ten (10) Business Days following such objection (or such additional period of time as may be mutually agreed to by such Persons), each party shall be entitled to exercise its rights and recourses before the courts having jurisdiction.

8.3.

Buyer Indemnification under FSIA.  Buyer acknowledges and agrees that its indemnification obligations pursuant to Section 5(b) of the FSIA shall survive the consummation of the transactions contemplated herein and the termination of the JVA.

9.	PRIORITY OF AGREEMENTS
9.1.

The provisions of the Agreement shall have precedence over any provisions of the articles and by-laws of the Company not compatible herewith, and the Parties expressly waive the right to invoke the application of such provisions of the articles and by-laws.

10.	NOTICE
10.1.

Any notice or any other communication required herein shall be given in writing and transmitted by fax (provided that a copy is subsequently sent by messenger and its receipt is confirmed) or delivered by hand:

To Seller:

Address: 1-3, Marunouchi 1-Chome

Chiyoda-ku, Tokyo, Japan 100-8631

Attention: Biochemicals Department (TKCQH)

Fax: 81-(0)3-3285-4915

To Buyer:

Address: 1250 Rene-Levesque West, Suite 4310

Montreal, Quebec, Canada, H3B 4W8

Attention: Fabrice Orecchioni, President & COO

Fax: (514) 844-1414

10.2.	or, for each Party, to any other address or any other fax number which may be designated by such Party in a written notice transmitted to the other Parties.
10.3.

The notices or communications provided in Section 10.1 shall be presumed to have been received the day they are sent, if delivered by hand or if transmitted by fax during normal business hours; failing this, the fax transmission shall be deemed to have been received the next Business Day.

11.	OTHER PROVISIONS
11.1.

The parties acknowledge that Buyer is a public corporation and that, upon execution of this Agreement, Buyer will be required (i) to publicly disclose the key terms contained in this Agreement by way of press release, 8-k filing with the Securities and Exchange Commission of the United States and corresponding material report with those Canadian securities regulators having jurisdiction; provided, that prior to the release of such public disclosure, Buyer shall furnish Seller with a copy of the public disclosure and obtain the prior consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed by Seller), and (ii) to publicly file with the relevant regulatory authorities a copy of this Agreement.

11.2.	The parties to this Agreement undertake toward each other to make, do or execute, at any time, any deed, thing or document necessary or useful to give full effect to this Agreement.
11.3.	As the context requires, words importing the singular number include the plural, words importing the masculine gender include the feminine gender and vice versa.
11.4.

This Agreement constitutes the complete and final agreement among the Parties regarding the matters set forth herein and replaces all prior contracts, agreements, commitments and understandings, verbal or written.

11.5.

No modification or amendments to this Agreement shall be valid and binding unless set forth in writing and duly executed by all Parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give same and, unless otherwise provided, shall be limited to the specific breach waived.

11.6.

Any decision of an arbitration board or a court to the effect that any of the provisions of this Agreement are null and unenforceable shall in no way affect the other provisions of this Agreement or their validity or enforceability.

11.7.	The insertion of section headings is for ease of reference only and shall not affect the interpretation of this Agreement.
11.8.	All executed copies of this Agreement constitute originals of one and the same agreement.
11.9.	This Agreement may be executed by the Parties hereto at different times and in different places without the Parties hereto being in each other’s presence.
11.10.

The provisions of Sections 16 (Governing Law), 17 (Submission to Jurisdiction; Waivers) and 18 (Waiver of Jury) of the FSIA are hereby incorporated by reference and shall apply, mutatis mutandis, to this Agreement.

11.11.	This Agreement will enure to the benefit of and be binding upon the respective successors and permitted assigns.
11.12.

Time is of the essence in this Agreement.  Each Party shall be in default by the mere lapse of time for the performance of any of its obligations hereunder without the necessity of any notice to that effect.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, THE PARTIES HAVE SIGNED THIS AGREEMENT AT THE DATE HEREINABOVE FIRST MENTIONED.

MITSUI & CO., LTD.

Per:
Takeo Kato Managing Officer Chief Operating Officer Performance Materials Business Unit

BIOAMBER INC.

Per:
Fabrice Orecchioni President & Chief Operations Officer

Per:
Ray Land Chairman of the Board
BIOAMBER SARNIA INC.

Per:
Mike Hartmann President

[Signature Page to Share Purchase Agreement]

SCHEDULE “A”

MUTUAL RELEASE

THIS MUTUAL RELEASE (this “Release”) is made and entered into as of the 1st day of August, 2017 by and among BioAmber Inc., a corporation organized under the laws of Delaware (“BA”), Mitsui & Co. Ltd., a corporation organized under the laws of Japan (“Mitsui”), and BioAmber Sarnia Inc., a corporation organized under the laws of Canada “BAS”).

WHEREAS BA, Mitsui and BAS are parties to that certain Share Purchase Agreement dated as of August 1, 2017 (the “SPA”).

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.

Each of BA and BAS hereby releases and discharges Mitsui from any and all actions, claims and demands which BA and BAS may have now or in the future against Mitsui, in connection with the status of Mitsui as a shareholder of BAS, except (i) for any action, claim or demand related to or arising out of the SPA and/or the FSIA, and/or (ii) for any action, claim or demand related to or arising out of any provisions of the JVA that will survive its termination according to the terms of the SPA.

2.

Mitsui hereby releases and discharges BA and BAS from any and all actions, claims and demands which Mitsui may have now or in the future against BA or BAS, except for any action, claim or demand related to or arising out of (a) the SPA, (b) the FSIA (as such term is defined in the SPA), (c) the Indemnity Agreement referenced in the SPA, and/or (d) the Security Agreements referenced in the SPA.

3.

This Release shall be binding on and enure to the benefit of the parties and, as the case may be, their respective officers, directors, agents, employees, representatives, predecessors, subsidiaries, affiliates,  successors and assigns.

4.	All executed copies of this Release constitute originals of one and the same agreement.
5.	This Release may be executed by the parties hereto at different times and in different places without the parties hereto being in each other’s presence.
6.

The provisions of Sections 16 (Governing Law), 17 (Submission to Jurisdiction; Waivers) and 18 (Waiver of Jury) of the FSIA are hereby incorporated by reference and shall apply, mutatis mutandis, to this Release.

IN WITNESS WHEREOF, the parties have signed this Release at the date herein above first mentioned.

mitsui & co., ltd
Per:	/s/ Takeo Kato
Takeo Kato Managing Officer Chief Operating Officer Performance Materials Business Unit

bioamber inc.
Per:	/s/ Fabrice Orecchioni
Fabrice Orecchioni
President and Chief Operations Officer
Per:	/s/ Ray Land
Ray Land
Chairman of the Board
bioamber sarnia inc.
Per:	/s/ Mike Hartmann
Mike Hartmann
President